SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported):    January 17, 2001

THE COLONIAL BANCGROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-13508 (Commission File No.)	63-0661573 (IRS Employer I.D. No.)

Colonial Financial Center, Suite 800 One Commerce Street, Montgomery, Alabama (Address of Principal Executive Office)	36104 (Zip code)

Registrant’s telephone number, including area code: 334-240-5000

INDEX TO FILING

Press Release as issued on January 17, 2001	2

Financial Information	8

Additional and Forward Looking Information	16

Item 5. Other Events

[PRESS RELEASE AS ISSUED ON JANUARY 17, 2001]

For more information contact: Lisa Free (334) 240-5105 Flake Oakley (334) 240-5061	January 17, 2001

COLONIAL BANCGROUP ANNOUNCES
QUARTERLY EARNINGS

•	Operating income per share increased 8% for the quarter and 9% year-to-date from the prior year

•	Annualized internal loan growth was 14% for the quarter and 16% year-to-date

•	Noninterest income from operations increased 22% for the quarter and 18% year-to-date from the prior year

•	Asset quality remained outstanding with non-performing assets at .54% of loans & other real estate and annual net charge-offs at 0.21% of loans

      MONTGOMERY, AL — The Colonial BancGroup, Inc. Chairman and CEO, Robert E. Lowder announced today that for the quarter ended December 31, 2000 operating earnings were $28,579,000 or $.26 per diluted share versus $27,147,000 or $.24 per share for fourth quarter 1999, an 8% increase. Operating earnings for the year ended December 31, 2000 were $117,796,000 or $1.06 per share as compared to $109,665,000 or $.97 per share in 1999.

Operating Earnings Summary	Year Ended Dec. 31,			Three Months Ended Dec. 31,
(Dollars in 000's, except per share amts.)			% Change			% Change
	2000	1999(1)	1999 to 2000	2000	1999(1)	1999 to 2000

Operating Income:

Net interest income (taxable equivalent)	$393,342	$375,591	5%	$97,906	$97,830	—

Provision for loan losses	29,680	28,707	3%	7,858	9,239	-15%

Noninterest income	75,299	63,920	18%	18,701	15,372	22%

Noninterest expense	249,982	233,539	7%	62,915	60,060	5%

Operating Income (net of income taxes)	$117,796	$109,665	7%	$28,579	$27,147	5%

Earnings per share:

Operating Income (net of income taxes)

Diluted	$1.06	$0.97	9%	$0.26	$0.24	8%

Selected Ratios:

Operating Income to:

Average assets	1.04%	1.04%		0.99%	1.01%

Average shareholders’ equity	16.58%	16.29%		15.42%	15.59%

Operating Ratios:

Efficiency ratio	53.34%	53.14%		53.95%	53.06%

Noninterest income (annualized) to average assets	0.66%	0.60%		0.65%	0.57%

Noninterest expense (annualized) to average assets	2.21%	2.21%		2.19%	2.25%

Net interest margin	3.74%	3.97%		3.62%	4.00%

Equity to assets	6.45%	6.41%

Tier one leverage	6.63%	6.55%

(1)	Operating Income for the year ended December 31, 1999 excludes $6,405,000 after taxes, from the gain on sale of certain branches and other one time miscellaneous income.

Statement of Condition Summary			% Change
(Dollars in 000's, except per share amts.)	Dec. 31,	Dec. 31,	Dec. 31,
	2000	1999	'99 to '00

Total assets	$11,727,637	$10,854,099	8%

Loans, net of unearned income	9,416,770	8,228,149	14%

Total earning Assets	10,936,187	9,843,454	11%

Deposits	8,143,017	7,967,978	2%

Shareholders’ equity	756,852	695,179	9%

Book value per share	$6.86	$6.20	11%

Nonperforming Assets	December 31,	December 31,
	2000	1999

Total non-performing assets ratio	0.54%	0.55%

Loan loss reserve ratio	1.14%	1.17%

Allowance as a percent of nonperforming loans	256%	269%

Net charge-offs ratio (annualized):

Quarter to date	0.20%	0.25%

Year to date	0.21%	0.21%

      Net interest income increased 5% for the year and less than 1% for the three months ended December 31, 2000, compared to the same period last year. This increase is primarily the result of 16% and 14% annualized internal loan growth for the year and quarter, respectively. The net interest margin remained relatively stable for the fourth quarter 2000 at 3.62% compared to 3.65% for the third quarter 2000. As with other banks, the Company’s net interest margin reflects a decline from the 4.00% in the fourth quarter of 1999.

      Noninterest income increased 22% for the quarter ended December 31, 2000 and 18% year-to-date compared to the same period last year. This increase is primarily from wealth management services income, electronic banking fees and merchant/cardholder fees. Noninterest expenses increased 5% for the quarter ended December 31, 2000 and 7% year-to-date as compared to the same periods last year.

      Asset quality remains excellent with non-performing assets at .54% of loans and other real estate owned compared to 0.55% at December 31, 1999. Annualized net charge-offs remained low at 0.20% of loans for the quarter. Year to date net charge-offs of 0.21% of loans were equal to the 0.21% experienced for 1999. Colonial continues to focus its efforts on relationship-based lending to known customers in its geographical market areas. Loan provisions for the current quarter were $7,858,000 compared to $9,239,000 in the fourth quarter 1999. These provisions exceeded net charge-offs by $3,304,000 in 2000 and $4,241,000 in 1999. For the full year 2000 provisions exceeded net charge-offs by $11,172,000.

      The Company’s Alabama markets have experienced 5% annualized loan growth and 5% deposit growth, while the Company’s higher growth markets have contributed 25% loan growth and 12% deposit growth during this year. Excluding one-to-four family residential loans, Colonial’s loan growth has been primarily in the company’s Florida, Georgia and Dallas markets at 26%, 32% and 26%, respectively.

      “I believe Colonial ended 2000 and is poised to begin 2001 with sound asset quality, stable and potentially improving net interest margins and solid if somewhat slower loan growth. These factors should allow Colonial to continue its growth in operating income even if the concern over a slow down of the national economy is realized,” said Mr. Lowder.

      In July 2000, the Company announced definitive plans to exit the mortgage banking business. As of December 31, 2000 all sales of servicing rights and transfers of underlying loans have been completed. The financial results for this line of business have been separately reported as discontinued operations in all periods presented. The following table reflects income from continuing operations and net income, which includes income or loss from discontinued operations as well as the estimated loss from disposal of this line of business:

Earnings Summary	Year Ended December 31,			Three Months Ended December 31,

			% Change			% Change
	2000	1999	1999 to	2000	1999	1999 to
			2000			2000

(Dollars in 000's, except per share amounts)

Continuing Operations:

Net interest income (taxable equivalent)	$393,342	$375,591	5%	$97,906	$97,830	—

Provision for loan losses	29,680	28,707	3%	7,858	9,239	-15%

Noninterest income	75,299	74,087	2%	18,701	15,372	22%

Noninterest expense	249,982	233,539	7%	62,915	60,060	5%

Income from continuing operations (net of income taxes)	117,796	116,070	1%	28,579	27,147	5%

Income(Loss) from discontinued operations and loss on disposal (net of income taxes)	(5,065)	3,527		(366)	3,603

Net income	$112,731	$119,597	-6%	$28,213	$30,750	-8%

Average shares outstanding	110,761	111,678		110,297	111,968

Average diluted shares outstanding	111,472	113,252		110,948	113,350

Earnings per share:

Income from continuing operations (net of income taxes):

Basic	$1.06	$1.04	2%	$0.26	$0.24	8%

Diluted	$1.06	$1.03	3%	$0.26	$0.24	7%

Net Income

Basic	$1.02	$1.07	-5%	$0.26	$0.27	-5%

Diluted	$1.01	$1.06	-5%	$0.25	$0.27	-7%

Selected Ratios:

Income from continuing operations to:

Average assets	1.04%	1.10%		0.99%	1.01%

Average shareholders’ equity	16.58%	17.24%		15.42%	15.59%

Continuing Operations:

Efficiency ratio	53.34%	51.93%		53.95%	53.06%

Noninterest income (annualized) to average assets	0.66%	0.70%		0.65%	0.57%

Noninterest expense (annualized) to average assets	2.21%	2.21%		2.19%	2.25%

      Colonial BancGroup currently operates 237 offices in Alabama, Florida, Georgia, Tennessee, Texas and Nevada and is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.

      More detailed information on Colonial BancGroup’s quarterly earnings is available on the company’s website at www.colonialbank.com or in the Current Report on Form 8-K filed today with the Securities and Exchange Commission. Copies of the Form 8-K are

also available from the contact persons listed above.

      This release and the above referenced Current Report on Form 8-K of which this release forms a part contain “forward-looking statements” within the meaning of the federal securities laws. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities; (i) an inability of the company to realize elements of its strategic plans for 2001; (ii) unanticipated impairment of asset quality; (iii) slower than anticipated growth of mortgage warehouse lending; (iv) adverse changes in federal monetary policy; (v) adverse changes in economic conditions in regions where BancGroup's operations are concentrated; (vi) increases in competitive pressure in the banking industry; (vii) general economic conditions, either nationally or regionally, that are less favorable than expected; and (viii)  changes which may occur in the regulatory environment. When used in this Report, the words “believes,” “estimates,”, “plans,” “expects,” “should,” “may,” “might,” “outlook,” and “anticipates,” and similar expressions as they relate to BancGroup (including its subsidiaries) or its management are intended to identify forward-looking statements.

FINANCIAL INFORMATION

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands, except per share amounts)

	Year Ended		Three Months Ended
	December 31,		December 31,

	2000	1999	2000	1999

Interest Income:

Interest and fees on loans	$789,679	$649,147	$210,552	$173,217

Interest on investments	105,403	99,174	24,169	24,601

Other interest income	2,679	2,507	712	697

Total interest income	897,761	750,828	235,433	198,515

Interest Expense:

Interest on deposits	351,893	273,608	95,317	72,708

Interest on short-term borrowings	96,274	51,386	27,899	14,344

Interest on long-term debt	59,703	53,412	15,139	14,432

Total interest expense	507,870	378,406	138,355	101,484

Net Interest Income	389,891	372,422	97,078	97,031

Provision for possible loan losses	29,680	28,707	7,858	9,239

Net Interest Income After Provision for Possible Loan Losses	360,211	343,715	89,220	87,792

Noninterest Income:

Service charges on deposit accounts	38,019	38,490	9,468	9,830

Other charges, fees and commissions	10,885	8,434	2,960	1,836

Securities gains(losses), net	538	497	578	(2)

Other income	25,857	26,666	5,695	3,708

Total noninterest income	75,299	74,087	18,701	15,372

Noninterest Expense:

Salaries and employee benefits	124,370	114,790	30,869	29,297

Occupancy expense of bank premises, net	30,756	28,194	8,277	7,331

Furniture and equipment expenses	28,824	25,633	7,303	6,884

Other expense	66,032	64,922	16,466	16,548

Total noninterest expense	249,982	233,539	62,915	60,060

Income from continuing operations before income taxes	185,528	184,263	45,006	43,104

Applicable income taxes	67,732	68,193	16,427	15,957

Income from continuing operations	117,796	116,070	28,579	27,147

Discontinued Operations:

Income/(Loss) from discontinued operations and loss on disposal, net of income taxes of $(3,066), $2,134, $(222),and $2,180 for the year ended December 31, 2000 and 1999 and for the three months ended December 31, 2000 and 1999	(5,065)	3,527	(366)	3,603

Net Income	$112,731	$119,597	$28,213	$30,750

Earnings per share:

Income from continuing operations:

Basic	$1.06	$1.04	$0.26	$0.24

Diluted	$1.06	$1.03	$0.26	$0.24

Net Income

Basic	$1.02	$1.07	$0.26	$0.27

Diluted	$1.01	$1.06	$0.25	$0.27

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)
(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2000	1999

Assets:

Cash and due from banks	$348,891	$338,433

Interest-bearing deposits in banks and federal funds sold	15,855	30,482

Securities held for trading	—	—

Securities available for sale	1,449,386	1,489,991

Investment securities	44,310	61,682

Mortgage loans held for sale	9,866	33,150

Loans, net of unearned income	9,416,770	8,228,149

Less:

Allowance for possible loan losses	(107,165)	(95,993)

Loans, net	9,309,605	8,132,156

Premises and equipment, net	184,831	190,946

Excess of cost over tangible and identified intangible assets acquired, net	74,393	79,468

Mortgage servicing rights	—	238,405

Other real estate owned	8,928	9,215

Accrued interest and other assets	281,572	250,171

Total	$11,727,637	$10,854,099

Liabilities and Shareholders’ Equity:

Deposits	$8,143,017	$7,967,978

FHLB short-term borrowings	425,000	490,000

Other short-term borrowings	1,433,328	703,429

Subordinated debt	111,900	112,048

Trust preferred securities	70,000	70,000

FHLB long-term debt	547,022	572,549

Other long-term debt	132,325	134,974

Other liabilities	108,193	107,942

Total liabilities	10,970,785	10,158,920

Shareholders’ equity:

Preferred Stock $2.50 par value; 1,000,000 shares authorized, none issued	—	—

Common Stock, $2.50 par value; 200,000,000 shares authorized 113,081,198 and 112,106,663 shares issued at December 31, 2000 and December 31, 1999, respectively	282,703	280,267

Treasury shares (2,773,782 at December 31, 2000)	(26,467)	—

Additional paid in capital	118,600	118,728

Retained earnings	390,442	326,578

Unearned compensation	(2,541)	(1,622)

Accumulated other comprehensive income (loss), net of taxes	(5,885)	(28,772)

Total shareholders’ equity	756,852	695,179

Total	$11,727,637	$10,854,099

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
AVERAGE VOLUME AND RATES
(Unaudited)
(Dollars in thousands)

	Three Months Ended

	December 31,			September 30,			December 31,
	2000			2000			1999

	Average			Average			Average
	Volume	Interest	Rate	Volume	Interest	Rate	Volume	Interest	Rate

Assets

Loans, net	$9,234,077	$210,601	9.08%	$8,953,208	$202,640	9.01%	$8,039,047	$173,383	8.57%

Mortgage loans held for sale	8,631	162	7.51%	7,820	169	8.64%	97,242	2,005	8.25%

Investment securities and securities available for sale and other interest-earning assets	1,541,202	25,491	6.61%	1,674,933	28,591	6.80%	1,588,105	25,888	6.46%

Total interest-earning assets(1)	10,783,910	$236,254	8.73%	10,635,961	$231,400	8.67%	9,724,394	$201,276	8.23%

Nonearning assets	721,802			812,206			975,127

Total assets	$11,505,712			$11,448,167			$10,699,521

Liabilities and Shareholders’ Equity:

Interest-bearing deposits	$6,892,178	$95,317	5.50%	$6,866,967	$92,718	5.37%	$6,400,901	$72,708	4.51%

Short-term borrowings	1,683,782	27,899	6.59%	1,626,957	26,870	6.57%	1,131,250	15,416	5.41%

Long-term debt	945,698	15,305	6.44%	895,477	14,630	6.50%	995,811	15,683	6.25%

Total interest-bearing liabilities	9,521,658	$138,521	5.79%	9,389,401	$134,218	5.69%	8,527,962	$103,807	4.83%

Noninterest-bearing demand deposits	1,147,415			1,250,118			1,375,522

Other liabilities	99,532			95,156			105,099

Total liabilities	10,768,605			10,734,675			10,008,583

Shareholders’ equity	737,107			713,492			690,938

Total liabilities and shareholders’ equity	$11,505,712			$11,448,167			$10,699,521

Rate differential			2.94%			2.98%			3.40%

Net yield on interest-earning assets		$97,733	3.62%		$97,182	3.65%		$97,469	4.00%

(1)	Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

Note:   Above table of average volume and rates is reflected on Colonial BancGroup, Inc. consolidated basis.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
AVERAGE VOLUME AND RATES
(Unaudited)
(Dollars in thousands)

	Year Ended December 31,

	2000			1999

	Average			Average
	Volume	Interest	Rate	Volume	Interest	Rate

Assets

Loans, net of unearned income	$8,828,899	$789,621	8.94%	$7,617,585	$650,017	8.53%

Mortgage loans held for sale	14,711	1,168	7.94%	341,692	25,229	7.38%

Investment securities and securities available for sale and other interest-earning assets	1,640,468	110,670	6.80%	1,649,875	103,857	6.29%

Total interest-earning assets(1)	10,484,078	$901,459	8.60%	9,609,152	$779,103	8.11%

Nonearning assets	850,877			981,045

Total assets	$11,334,955			$10,590,197

Liabilities and Shareholders’ Equity:

Interest-bearing deposits	$6,790,024	$351,893	5.18%	$6,191,699	$273,608	4.42%

Short-term borrowings	1,521,095	96,274	6.33%	1,306,060	66,756	5.11%

Long-term debt	946,630	60,671	6.32%	937,243	57,626	6.15%

Total interest-bearing liabilities	9,257,749	$508,838	5.50%	8,435,002	$397,990	4.72%

Noninterest-bearing demand deposits	1,263,114			1,390,240

Other liabilities	103,799			91,700

Total liabilities	10,624,662			9,916,942

Shareholders’ equity	710,293			673,255

Total liabilities and shareholders’ equity	$11,334,955			$10,590,197

Rate differential			3.10%			3.39%

Net yield on interest-earning assets		$392,621	3.74%		$381,113	3.97%

(1)	Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

Note:   Above table of average volume and rates is reflected on Colonial BancGroup, Inc. consolidated basis.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS (Unaudited)
(Dollars in thousands)

	December 31,	December 31,
	2000	1999

Nonaccrual loans	$40,624	$34,461

Restructured loans	1,161	1,265

Total nonperforming loans	41,785	35,726

Other real estate owned and in substance foreclosures	8,928	9,215

Total nonperforming assets	$50,713	$44,941

Aggregate loans contractually past due 90 days for which interest is being accrued	$9,841	$11,184

Net charge-offs (recoveries):

Quarter to date	$4,554	$4,998

Year to date	18,508	16,276

RATIOS

Period end:

Total nonperforming assets as a percent of net loans and other real estate	0.54%	0.55%

Allowance as a percent of net loans	1.14%	1.17%

Allowance as a percent of nonperforming assets	211%	214%

Allowance as a percent of nonperforming loans	256%	269%

Net charge-offs as a percent of average net loans (annualized basis):

Quarter to date	0.20%	0.25%

Year to date	0.21%	0.21%

8-K Supplemental

Net Interest Margins

Net interest margins were relatively stable at 3.62% for the fourth quarter compared to 3.65% for the third quarter. Annualized loan growth of 14% between the two periods more than offset this decline and resulted in an increase of $551,000 or 1.0% growth in net interest income.

The Federal Reserve reduced the Federal funds rate 50 basis points in early January. The Company expects that this rate reduction and perhaps others to follow will have a modest (less than 10 basis points) favorable long-term impact on the Company's net interest margin.

Loan Growth

Loan growth was strong in the fourth quarter at a 14% annualized internal loan growth rate. This growth has been primarily in the Company’s Florida and Georgia markets at an annualized rate of 24%, and 17%, respectively. In addition, the Company’s mortgage warehouse lending unit ended 2000 with $376,995,000 in loans outstanding, an increase of $204,386,000 or 118% over the beginning of the year and a 27% increase over the quarter ended September 30, 2000. This unit provides short-term funding to mortgage origination companies for single-family residential mortgages, which are being sold into secondary markets. The volumes for Colonial’s warehouse lending unit are likely to increase with declining interest rates and are typically seasonal with higher volumes from April through December and lowest volumes in the first quarter of the year.

Shared National Credits

Colonial has fourteen credits with commitments (funded and unfunded) of $193 million that fall within our regulator’s definition of a “Shared National Credit” (generally defined as a total loan commitment in excess of $20 million that is shared by three or more lenders). Our largest outstanding amount to any single borrower is under $30 million with the smallest credit being approximately $190,000.

Although by definition these are considered Shared National Credits, Colonial loan officers have established long-term relationships with each of these borrowers. These commitments are comprised of the following:

•	51% - commercial real estate projects located within our existing markets

•	16% - international credits which are comprised of unfunded short-term commitments to tier one correspondent banks

•	18% - mortgage warehouse lines to two large institutions (our mortgage warehouse department conducts its own audits of these borrowers)

•	15% - operating facilities to two large national corporations headquartered in our Florida markets

Colonial participates heavily in the management of each of the 14 relationships. Management believes that these are sound participations involving credits that fit within Colonial's lending philosophy and meet it's conservative underwriting guidelines. Furthermore, none of these credits were adversely classified in the last federal bank regulatory examination of “Shared National Credits” and these loans are currently in full compliance with all terms and agreements.

Discontinued Operations

As noted in prior quarters, in July 2000 the Company decided to exit the mortgage servicing business and discontinue the operations of Colonial Mortgage as a separate operating unit. As of December 31, 2000, all loan transfers were completed and the mortgage servicing rights have been removed from the Company’s balance sheet. In addition, the escrow and custodial deposits related to those servicing rights have been transferred out of Colonial Bank resulting in a $207 million reduction in average noninterest deposit accounts from third quarter 2000 to fourth quarter 2000. At December 31, 2000 the balance sheet of the Company includes approximately $19 million in receivables and other advances related to the various transfers of servicing. These receivable and advance balances represent the expected recoverable amounts once all documentation supporting the transferred loans is provided to the new servicer.

The anticipated costs of providing the necessary documents have been accrued. However, due to the volume of loans transferred and the costs and complexity in providing certain documentation, the amounts recovered or costs incurred may vary from the Company’s current estimate.

Future Earnings Outlook

The January 3, 2001 reduction in the federal funds rate of 50 basis points by the Federal Reserve should have a modest benefit over the course of 2001 in the net interest margin. However, the size and timing of the reduction and the current expectation of further rate cuts may indicate greater softening of the national economy than previously perceived. Therefore, the benefit of lower rates may be somewhat offset by a potential increase in credit issues resulting from the softening economy.

The Company continues to expect the pace of loan growth to slow somewhat in 2001 to a 10% to 12% growth rate in several of the Company’s banking markets. The Company’s growth rate however may be higher due to previously discussed anticipated growth in mortgage warehouse lending.

As of December 31, credit quality remained good – however, the national economic slowdown provides some concern over the potential for increased credit losses. Currently the economic conditions in the Company’s growth markets remains strong with only slight softness occurring.

The net impact of anticipated lower rates, slower loan demand and maintenance of strong loan loss reserves currently result in earnings per share expectations to remain in the $1.10 to $1.18 range for 2001.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COLONIAL BANCGROUP, INC.

(Registrant)

Date: January 17, 2001	/s/ W. Flake Oakley, IV

BY: W. Flake Oakley ITS: Chief Financial Officer